                                  Schedule 14A
                     Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (amendment no. )


Filed by the Registrant.                                      [x]
Filed by a Party other than the Registrant.                   [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                        Cincinnati Financial Corporation
                (Name of Registrant as Specified In Its Charter)


       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
 [ X ] No fee required.
 [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)  Title of each class of securities to which transaction applies:

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       2) Aggregate number of securities to which transaction applies:

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       3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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       4) Proposed maximum aggregate value of transaction:

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       5) Total fee paid:

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[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

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       2)  Form, Schedule or Registration Statement No.:

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       3)  Filing Party:

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       4)  Date Filed:

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





                                                                   March 1, 1999





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will be held at 9:30 a.m. on Saturday, April 3, 1999, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio, for the purposes of:

1.   Electing four directors for terms of three years;

2. Acting upon a proposal to approve the Cincinnati Financial Corporation Stock Option Plan No. VI; and

3. Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 8, 1999, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.




/s/ Theodore F. Elchynski

Theodore F. Elchynski
Secretary

                                 PROXY STATEMENT

                        CINCINNATI FINANCIAL CORPORATION
                  P.O. Box 145496, Cincinnati, Ohio 45250-5496

                                     GENERAL

The enclosed proxy is solicited by the Board of Directors of Cincinnati Financial Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 3, 1999, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on March 1, 1999. The Annual Report for the fiscal year ended December 31, 1998, is also enclosed. Any shareholder giving a proxy may revoke it at any time before it is voted by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.

Only the holders of common stock of the Corporation of record at the close of business on February 8, 1999, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 1999, there were 166,450,790 shares outstanding. A majority of such holders present in person or by proxy is necessary for a quorum. The failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum. As stated in the notice of meeting, an election will be held to fill the four vacancies which occur on the Board of Directors of the Corporation and a vote will be taken on a proposal to approve the Cincinnati Financial Corporation Stock Option Plan No. VI (the "Stock Option Plan"). A simple majority of votes cast is required to elect directors and approve the Stock Option Plan and an abstention or broker non-vote will not be the equivalent of a negative vote.

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will count the votes and announce the results at the meeting. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.

                             PRINCIPAL SHAREHOLDERS

The following table lists the persons who, to the best of the Corporation's knowledge, are "beneficial owners" (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's common stock at December 31, 1998.

     Name and Address Of                            Shares Bene-             Percent of
     Beneficial Owner                              ficially Owned           Common Stock
     ----------------                              --------------           ------------
     John J. Schiff, Jr.                             11,117,260                 6.67
     Cincinnati Financial Corporation
     P.O. Box 145496
     Cincinnati, Ohio  45250-5496

     Fifth Third Bancorp                              9,772,924(1)              5.85
     Fifth Third Center
     Cincinnati, Ohio 45263

     Thomas R. Schiff                                 9,636,395                 5.78
     John J. & Thomas R. Schiff & Co., Inc.
     P.O. Box 145496
     Cincinnati, Ohio  45250-5496

     Robert C. Schiff                                 9,362,680                 5.61
     Central Trust Building
     Cincinnati, Ohio 45202

(1) On February 18, 1999, the Corporation received a copy of a Schedule 13G filed by Fifth Third Bancorp with the Securities and Exchange Commission, disclosing that on December 31, 1998, Fifth Third Bancorp and its nine wholly-owned banking subsidiaries were the beneficial owners of 9,772,924 shares of the Corporation. Of those shares, it was reported that Fifth Third Bancorp and its subsidiary banks had sole voting power over 9,311,855 shares, shared voting power over 461,069 shares, sole investment power over 7,138,751 shares and shared investment power over 676,155 shares. The banking subsidiaries hold an additional 3,784,263 shares in fiduciary accounts with regard to which they have neither voting nor investment control and which are not deemed beneficially owned.

                       NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Corporation is divided into three classes, and each year the directors in one class are elected to serve terms of three years. As of the date of the Annual Meeting, the term of office of six of the directors will expire. Two of those directors, Richard M. Burridge and Robert B. Morgan, have announced that they will retire and not stand for re-election. The Board of Directors has voted to reduce the number of directors from sixteen to fourteen, effective as of the date of the Annual Meeting. In order to fill the four resulting vacancies, it is intended that votes will be cast to elect as directors to serve for terms of three years, or until their respective successors shall be elected, the following nominees: James G. Miller, Thomas R. Schiff, Frank J. Schultheis and Larry R. Webb. Each of these nominees is presently serving as a director of the Corporation. The Board of Directors has no reason to believe that any of the above-mentioned nominees will refuse or be unable to accept the nomination. In the event, however, that any of the above nominees should refuse or for any reason be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.

        INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

                                             Office, Principal                        Shares                   Percent
                                          Occupation During Past                   Beneficially                  Of
                                            Five Years & Other                      Owned As Of                Common     Director
       Name and Age                            Directorships                     February 1, 1999               Stock       Since
       ------------                           ---------------                    ----------------              -------     ------
Nominees For Director For Term Ending 2002
------------------------------------------

James G. Miller (61)            Chief Investment Officer, Senior Vice
                                President, Cincinnati Financial Corp.; Chief
                                Investment Officer, Senior Vice President-
                                Investments, Cincinnati Ins. Co., a subsidiary
                                of the Corporation                                   483,262(6)                  0.29      1996
Thomas R. Schiff (51)           Chairman of the Board, Chief Exec.
                                Officer & Agent (President until
                                December 1996), John J. & Thomas R.
                                Schiff & Co., Inc. (insurance agency)              9,599,709(2)(3)(6)(11)        5.75      1975
Frank J. Schultheis (59)        President, Director & Agent,
                                Schultheis Insurance Agency, Inc.                     12,367(1)(6)               0.01      1995
Larry R. Webb (43)              President, Director & Agent, Webb
                                Insurance Agency, Inc.                               112,388                     0.07      1979

Continuing Directors Whose Terms Expire in 2001
-----------------------------------------------

Michael Brown (63)              President & Gen'l Mgr., Cincinnati
                                Bengals, Inc. (professional football
                                team)                                                 197,158(1)                 0.12      1980
John E. Field (65)              Vice Chairman & Agent, Wallace &
                                Turner, Inc. (insurance agency); Director,
                                Western Ohio Financial Corp.                         184,876(1)(7)(8)            0.11      1995
William R. Johnson (50)         President & Chief Exec. Officer
                                and Director, H. J. Heinz Company                      6,253                       --      1996
Robert C. Schiff (75)           Chairman & Chief Exec. Officer, Schiff,
                                Kreidler-Shell, Inc. (insurance agency)            9,362,680(4)(5)               5.61      1968


Alan R. Weiler (65)             President, Chief Exec. Officer & Agent,
                                Archer-Meek-Weiler Agency, Inc. (insurance
                                agency); Director, Glimcher Realty Trust;
                                Director, Commerce National Bank of Columbus          39,713(1)(10)              0.02       1992

Continuing Directors Whose Terms Expire in 2000
-----------------------------------------------

William F. Bahl (47)            President, Bahl & Gaynor, Inc.
                                (investment advisors)                                182,371(9)                  0.11       1995
Kenneth C. Lichtendahl (50)     President, Chief Exec. Officer & Director,
                                Hudepohl-Schoenling Brewing Company, Inc.;
                                Director, Glenway Financial Corp.                     10,271                     0.01       1988
Jackson H. Randolph (68)        Chairman of the Board and Director
                                (Chief Exec. Officer until 1995), CINergy
                                Corp.; Director, The Union Light, Heat,
                                Power Co., and PNC Financial Corp.                    36,451                     0.02       1986
John J. Schiff, Jr. (55)        Chairman of the Board, Cincinnati
                                Financial Corp.; Chairman of the Board,
                                Cincinnati Insurance Co.; Director (agent
                                until December 1996), John J. & Thomas R.
                                Schiff & Co., Inc. (insurance agency);
                                Director, Fifth Third Bancorp, Standard
                                Register Co., and CINergy Corp.                   11,134,379(1)(2)(3)(6)(11)     6.67       1968
E. Anthony Woods (58)           President & Chief Exec. Officer,
                                Deaconess Associates, Inc.. (health care)              6,000                       --       1998

All Directors and Executive Officers As A Group
 (16 Persons), Including Shares Listed Above                                      26,871,110(6)                 16.09

---------------

  1)  Also a member of the Executive Committee of the Corporation.
  2) Includes 404,601 shares owned of record by a trust, the trustees of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.
  3) Includes 1,154,814 shares owned of record by a trust, the beneficiaries of which include John J. Schiff, Jr. and Thomas R. Schiff; 97,221 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power; and 99,882 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.
  4) Includes 103,401 shares owned of record by the Schiff, Kreidler-Shell, Inc. pension plan, of which Robert C. Schiff is a trustee; and 252,324 shares owned of record by Schiff, Kreidler-Shell, Inc., which is owned by Robert C. Schiff.
  5) Includes 754,161 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff, who share voting and investment power.
  6) Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 60,652 shares for Mr. Miller; 452,441 shares for Mr. J. Schiff, Jr.; 43,693 shares for Mr. T. Schiff; 1,344 shares for Mr. Schultheis; and 79,892 shares for other executive officers.
  7) Includes 4,291 shares owned of record by Wallace & Turner, Inc., of which John E. Field is Vice Chairman.
  8) Includes 34,935 shares owned of record by a trust, the trustee of which is John E. Field, and 14,147 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field; and 130,938 shares owned of record by a limited partnership of which John E. Field is a general partner.
  9) Includes 1,245 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is a principal owner.
 10) Includes 6,722 shares available within 60 days from conversion of debentures owned of record by Archer-Meek-Weiler Agency, Inc., of which Alan R. Weiler is President and a principal owner.
 11) Includes 5,000,350 shares owned of record or which may be acquired through conversion of debentures by the estate of John J. Schiff, the co-executors of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power equally.

Theodore F. Elchynski, age 62, Chief Financial Officer and Senior Vice President of the Corporation, has been designated by the Board of Directors as an executive officer of the Corporation for successive terms of one year since 1995. At February 1, 1999, he beneficially owned 349,706 shares which equalled 0.21% of the shares outstanding.

Urban G. Neville, age 60, Senior Vice President--Information Systems of The Cincinnati Insurance Company, is deemed to be an executive officer of the Corporation by virtue of his position with the Corporation's subsidiary companies. Mr. Neville was first elected to his office in 1991. At February 1, 1999, Mr. Neville beneficially owned 114,396 shares which equals 0.07% of the shares outstanding.

Officers are elected at the annual meetings of the Boards of Directors of the Corporation and its subsidiaries for terms of one year.

Each of the executive officers, each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff, Jr. and Thomas R. Schiff are brothers and nephews of Robert C. Schiff.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation met five times and the Executive Committee of the Board met six times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.

The Nominating Committee is composed of John J. Schiff, Jr., Michael Brown and Jackson H. Randolph, and the members of that committee met two times during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the Secretary of the Corporation, giving the candidate's name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee is composed of Richard M. Burridge, Kenneth C. Lichtendahl and Jackson H. Randolph, and the members of that committee met two times during the last year. The functions of the committee include but are not limited to the following: recommendation to the full Board as to engagement or discharge of independent auditors; reviewing with independent auditors the plan and results of the audit engagement; reviewing the scope and results of the Corporation's internal auditing procedures; and reviewing the adequacy of the Corporation's system of internal accounting controls.

The Compensation Committee is composed of Michael Brown, Kenneth C. Lichtendahl and William F. Bahl, and the members of that committee met three times during the last fiscal year. The function of the committee is to set compensation for the members of senior management and the internal auditor of the Corporation and to administer the Corporation's stock option and performance-based compensation plans.

All directors attended at least 75% of the Board and committee meetings they were required to attend.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and 10% shareholders of the Corporation are required to report their beneficial ownership of the Corporation's stock according to
Section 16 of the Exchange Act of 1934.

In February of 1999, Frank J. Schultheis filed a Form 5 which disclosed the purchase of 3,376 shares by his self-directed IRA on November 9, 1998, which should have been reported on a Form 4 filed in December of 1998.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Corporation were paid a fee of $4,500 per meeting for attendance at directors' meetings and $1,500 per meeting for attendance at committee meetings of the Board and the Corporation's subsidiaries, with fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.

EXECUTIVE COMPENSATION SUMMARY

The following table summarizes the compensation of the Corporation's Chief Executive Officer and the four most highly compensated executive officers for each of the Corporation's last three years.

-------------------------------------------------------------------------------------------------------------------------------
                                                 Summary Compensation Table (1)
                                                                                 Annual                             Long-Term
                                                                              Compensation                        Compensation
                 Name and                                                                                            Options
                 Principal                      Year                 Salary                  Bonus                 (# Awarded
                 Position                                              ($)                    ($)                  Shares)(2)

  Robert B. Morgan                              1998                 831,009                527,351                  10,000
  President & Chief                                                                                                 105,000
  Executive Officer                             1997                 728,713                527,933                  90,000
                                                1996                 659,947                458,834                  75,000
                                                                                                                     63,000
  John J. Schiff, Jr.                           1998                 469,494                199,606                  10,000
  Chairman,                                                                                                         105,000
  Board of Directors &                          1997                 411,700                230,074                  90,000
  Chief Operating Officer                       1996                 373,786                199,814                  75,000
                                                                                                                     63,000
  Theodore F. Elchynski                         1998                 221,924                 88,516                  10,000
  Chief Financial Officer,                                                                                           15,000
  Senior Vice President,                                                                                             15,000
  Secretary & Treasurer                         1997                 196,382                 97,913                   7,500
                                                                                                                      7,500
                                                1996                 152,166                 88,736                  15,000
                                                                                                                     11,025
  James G. Miller                               1998                 221,925                164,818                  10,000
  Chief Investment Officer,                                                                                          15,000
  Senior Vice President,                                                                                             15,000
  Assistant Secretary &                         1997                 193,909                181,845                   7,500
  Assistant Treasurer                                                                                                 7,500
                                                1996                 148,247                165,038                  15,000
                                                                                                                     11,025
  Urban G. Neville                              1998                 231,966                 96,368                   3,000
  Senior Vice President                                                                                               6,000
  The Cincinnati Insurance Company              1997                 198,158                105,600                   3,000
                                                1996                 186,734                 96,000                  13,500
                                                                                                                      3,150
-------------------------------------------------------------------------------------------------------------------------------

1) Pursuant to SEC rules, the column "Other Annual Compensation" was omitted because, in all cases, the amounts were less than the minimum required to be reported.
2) Options granted prior to April 24, 1998 have been adjusted to reflect the three-for-one stock split paid on May 15, 1998.

STOCK OPTION PLANS

The following table contains information concerning grants of options to purchase the Corporation's common stock which were made to each of the named executive officers in 1998.

---------------------------------------------------------------------------------------------------------------------------------
                                                 Option Grants in Last Fiscal Year
                                                                                                        Potential Realizable
                                                                                                          Value at Assumed
                                                                                                           Annual Rates of
                                               % of Total                                                    Stock Price
                                                 Options                                                  Appreciation for
                                Options        Granted to        Exercise                                Option Term (3)(4)
                                Granted         Employees          Price         Expiration
         Name                (# Shares)(1)       in 1998          $/Sh.(2)          Date               5%($)            10%($)

Robert B. Morgan                10,000            0.60%            33.88           08/24/08           213,106           540,047
                               105,000            6.31%            45.37           01/05/08         2,996,462         7,593,577

John J. Schiff, Jr.             10,000            0.60%            33.88           08/24/08           213,106           540,047
                               105,000            6.31%            45.37           01/05/08         2,996,462         7,593,577

Theodore F. Elchynski           10,000            0.60%            33.88           08/24/08           213,106           540,047
                                15,000            0.90%            42.87           02/07/08           404,478         1,025,022
                                15,000            0.90%            45.37           01/05/08           428,066         1,084,797

James G. Miller                 10,000            0.60%            33.88           08/24/08           213,106           540,047
                                15,000            0.90%            42.87           02/07/08           404,478         1,025,022
                                15,000            0.90%            45.37           01/05/08           428,066         1,084.797

Urban G. Neville                 3,000            0.18%            33.88           08/24/08            63,932           162,014
                                 6,000            0.36%            42.87           02/07/08           161,791           410,009
---------------------------------------------------------------------------------------------------------------------------------

1) Options were granted January 5, 1998, February 7, 1998 and August 24, 1998. One third of each option becomes exercisable on the first anniversary of grant in 1999, an additional one third on the second anniversary in 2000 and the remainder on the third anniversary in 2001, so long as employment continues with the Corporation or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.
2) The option exercise price is 100% of the Nasdaq National Market's closing price for CINF on the day prior to date of grant.
3) The number of shares subject to options and the exercise price of options outstanding on April 24, 1998 have been adjusted to reflect the three-for-one stock split which was issued May 15, 1998.
4) The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Corporation's common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 1998 and the value of unexercised options at year-end for the Corporation's common stock.

---------------------------------------------------------------------------------------------------------------------------------
                             Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                                                                                                   Value of
                                                                                     Number of                    Unexercised
                                                                                    Unexercised                  In-the-Money
                                                                                    Options at                    Options at
                                     Shares                                          12/31/98                      12/31/98
                                   Acquired on              Value                Exercisable (E)/              Exercisable (E)/
                                    Exercise              Realized               Unexercisable (U)             Unexercisable (U)
             Name                  (# Shares)                ($)                    (# Shares)                        ($)

  Robert B. Morgan                    34,056              3,830,518             E          462,158       E         6,968,359
                                                                                U          220,000       U         7,404,520

  John J. Schiff, Jr.                 27,624              2,268,545             E          227,990       E         4,199,818
                                                                                U          198,200       U         6,958,250

  Theodore F. Elchynski                1,656                 25,552             E           24,555       E           499,438
                                                                                U           58,675       U         2,065,186

  James G. Miller                        -0-                    -0-             E           33,930       E           662,508
                                                                                U           58,675       U         2,067,427

  Urban G. Neville                     6,357                126,916             E            9,500       E           196,710
                                                                                U           17,050       U           527,133
---------------------------------------------------------------------------------------------------------------------------------

PENSION PLAN

The following table sets forth the estimated annual benefits payable from the Corporation's qualified noncontributory pension plan under various assumptions as to the employee's compensation level and years of service.

                          Qualified Pension Plan Table
                          ----------------------------

                      Years of Service on December 31, 1998
                      -------------------------------------

            Average
        Annual Earnings           15               20                25                 30                35                40
        ---------------           --               --                --                 --                --                --

            $200,000            $21,600          $31,200           $40,800            $50,400            $60,000        $  69,600

             150,000             20,250            29,250           38,250             47,250             56,250           65,250

             100,000             13,500            19,500           25,500             31,500             37,500           43,500

              75,000             10,125            14,625           19,125             23,625             28,125           32,625

              50,000              6,750             9,750           12,750             15,750             18,750           21,750

All of the persons listed in the Summary Compensation Table are participants in the plan. For purposes of computing retirement benefits under the Corporation's pension plan, for the individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 1998 qualifying under the plan for each individual is $160,000. The years of service as of December 31, 1998, under the plan for those individuals are as follows: Theodore F. Elchynski, 37 years; James G. Miller, 32 years; Robert B. Morgan, 33 years; Urban G. Neville, 30 years; John J.
Schiff, Jr., 12 years.

The normal retirement pension is computed as a single life annuity and is the sum of .009 per year of the employee's highest five-year average earnings for the first 15 years of service plus .012 per year of the employee's highest five-year average earnings for years 16 through 40. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation's qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee's highest five-year average annual earnings and years of service.

                          Supplemental Retirement Plan
                          ----------------------------

                      Years of Service on December 31, 1998
                      -------------------------------------

              Average
          Annual Earnings              15                    25                     35                     45
          ---------------              --                    --                     --                     --

           $900,000                 $138,056              $236,575               $330,745               $433,705

            850,000                  134,624               220,950                308,870                405,580

            750,000                  115,874               189,700                265,120                349,330

            650,000                   97,124               158,450                221,370                293,080

            550,000                   78,374               127,200                177,620                236,830

            450,000                   59,624                95,950                133,870                180,580

            350,000                   40,874                64,700                 90,120                124,330

            250,000                   22,124                33,450                 46,370                 68,080

            150,000                    3,914                 3,670                  4,120                 13,570

            100,000                    1,289                   795                    995                  7,195

This plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee's highest five-year average annual earnings below the integration level plus .0125 of the employee's highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee's employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

All of the persons listed in the Summary Compensation Table are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings is defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 1998 as defined in the plan and the years of service as of December 31, 1998, for those individuals are as follows:
Theodore F. Elchynski, $245,000.60 and 37 years; James G. Miller, $245,001.64 and 32 years; Robert B. Morgan, $861,597.36 and 33 years; Urban G. Neville, $256,004.32 and 30 years; and John J. Schiff, Jr., $486,775.64 and 12 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Corporation's Compensation Committee for 1998 were Michael Brown, Kenneth C. Lichtendahl and William F. Bahl. Lawrence H. Rogers, II, a former director, served as an advisor to the Committee.

During 1998, Michael Brown was the President and General Manager of Cincinnati Bengals, Inc., and John J. Schiff, Jr., Chairman of the Corporation's Board of Directors, was a director of Cincinnati Bengals, Inc. Mr. Schiff also served on the Compensation Committee of the Board of Directors of CINergy Corp., and Jackson H. Randolph, Chairman of CINergy Corp., served on the Corporation's Board of Directors.

John J. Schiff, Jr. was also a director and one of the principal owners of John
J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. Thomas
R. Schiff, also a director of the Corporation, was the Chairman of the Board and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 1998, the Corporation's insurance affiliates paid John
J. & Thomas R. Schiff & Co., Inc. commissions of $2,499,800. Those commissions were paid at the same commission rates pursuant to the same agent's contract with the Corporation's insurance affiliates as other agents of those companies. John J. Schiff, Jr. and Thomas R. Schiff are brothers and their uncle is Robert
C. Schiff.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Corporation's Compensation Committee is charged with the duty of determining the compensation of the Corporation's internal auditor and members of senior management. It also administers and grants options under the Corporation's stock option plans and administers the Corporation's Incentive Compensation Plan, including granting performance bonuses to senior management.

It is the opinion of the Committee that senior management of the Corporation should receive compensation which will accomplish the following:
* Attract and retain quality personnel.
* Reinforce the attainment of the Corporation's performance objectives.
* Align the interests of senior management with those of the Corporation's shareholders.
* Encourage the members of senior management to acquire and retain the Corporation's stock.
* Retain status for such compensation as an expense deductible by the Corporation for tax purposes.

A portion of total compensation is paid in the form of a fixed annual salary in an amount which the Committee feels sufficient to retain top quality executives. In determining the levels of compensation necessary to be competitive, the Committee reviews compensation paid by other property casualty and multiline insurance companies which constitute the Corporation's most direct competitors for executive talent. Senior management salaries are reviewed on an annual basis. In determining salary levels, the Committee considers changes in general economic conditions, including inflation and changes in compensation paid by the Corporation's peers. The Committee also seeks input from the Corporation's chief executive officer in setting salaries for senior management other than the CEO.

A second component of compensation is paid in the form of a bonus, determined in light of the Corporation's performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation's property and casualty insurance subsidiaries, but by a review of such factors as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that uncontrollable factors such as weather have on the financial indicators reviewed, the Committee does not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The third component of compensation is awarded through the grant of stock options. The Compensation Committee considers the value attributable to the grant of options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corporation's shares, aligning the interests of senior management with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to senior management, it is the Committee's intent not only to reward senior management for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Members of senior management are reviewed for stock option grants each year. In determining the appropriate value of options to be granted to senior management, the Committee reviews grants by the Corporation's peers with the objective of providing the opportunity for competitive long-term compensation.

The Internal Revenue Service has limited the deductibility of compensation paid to the five most highly compensated members of senior management to one million dollars each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the exercise of options under the Corporation's Stock Option Plans qualifies as performance-based compensation. A bonus plan was adopted by the Corporation in 1996 pursuant to which participants are eligible to receive deductible bonuses if the Corporation meets certain performance goals. By granting a portion of an affected individual's bonus under that plan, the committee believes that all compensation paid to senior management should remain deductible by the Corporation.

The 1998 salaries contained in the Summary Compensation Table were established in October of 1997. Available information at that time regarding compensation paid by the Corporation's peers was for the calendar year 1996. The 1997 salary of Mr. Morgan, President and Chief Executive Officer, was approximately 12% below the mean for 1996 CEO salaries of the Corporation's peers. Mr. Morgan's 1997 salary was increased by 15% which the Committee felt would fix his 1998 base salary at approximately 102% of the mean for 1996 base CEO salaries paid by the Corporation's peers.

In determining the 1998 year-end bonus for senior management, including Mr. Morgan, the Committee reviewed an analysis of the total salary and bonus payable to senior management from 1991 through 1997. The Committee also reviewed available information regarding corporate performance for the first three quarters of 1998. The efforts of management and the leadership of Mr. Morgan resulted in the continued growth in gross premium volume for the first nine months of 5.3%. Total expenses other than claims were steady, with employee efficiency remaining constant. In spite of those efforts, losses due to catastrophic storms resulted in the combined loss and expense ratio of the property and casualty insurance subsidiaries for the first three quarters to increase to 103.5% and net income to fall by approximately 14%. The ratings from A.M. Best Company for all insurance subsidiaries were renewed at their then current levels. The market price of the Corporation's stock had declined 34.5% during the first three quarters. In light of all of these indicators, Mr. Morgan's cash bonus for 1998 was not increased over that declared in 1997.

During 1998, Mr. Morgan received options for 115,000 shares (after adjustment for the three-for-one stock split which occurred during the year) of the Corporation's stock. The value of those grants, employing SEC evaluation procedures, was approximately 175% of the mean value of grants made by the Corporation's competitors to their chief executive officers during 1997.

                     Submitted by the Compensation Committee
            Michael Brown, Kenneth C. Lichtendahl and William F. Bahl

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation's common stock compared to the Standard & Poor's 500 Index, and the Standard & Poor's Property-Casualty Index.


                              Total Return Analysis
                             CFC vs. Market Indices
                               December 31 Totals

                           1993      1994      1995       1996     1997    1998
                           ----      ----      ----       ----     ----    ----
      CFC Index              100       98        134        143     313     249
      S&P Index              100      101        139        170     227     291
      S&P P&C Index          100      105        141        172     245     223















                               OTHER TRANSACTIONS

John E. Field is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and a principal owner and Vice Chairman of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1998, the Corporation's insurance affiliates paid Wallace & Turner, Inc., commissions of $934,792.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is Chairman, Chief Executive Officer and principal owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1998, the Corporation's insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $2,746,682.

John J. Schiff, Jr. is Chairman of the Board and a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company and The Cincinnati Indemnity Company; Chief Operating Officer of the Corporation; and a director of The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff were principal owners and Thomas R. Schiff was Chairman of the Board and a director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1998, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,499,800.

Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1998, the Corporation's insurance affiliates paid Webb Insurance Agency, Inc., commissions of $888,041.

Alan R. Weiler is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1998, the Corporation's insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,925,392.

Frank J. Schultheis is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and a principal owner and President of Schultheis Insurance Agency, Inc.; and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1998, the Corporation's insurance affiliates paid those agencies $2,228,448, $2,240,211 and $651,085, respectively.

In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company, one of the Corporation's affiliated companies, for consideration totalling $2,290,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25% partner, purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Corporation, based upon an appraisal of the asset by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two promissory notes totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 1998, the principal balance of those notes had been reduced to $829,520.

The foregoing agencies are paid at the same commission rates and have the same agent's contract with the Corporation's insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation's insurance affiliates.

            PROPOSAL TO APPROVE THE CINCINNATI FINANCIAL CORPORATION
                            STOCK OPTION PLAN NO. VI

The Board of Directors of the Corporation has adopted Cincinnati Financial Corporation Stock Option Plan No. VI (the "Plan"), as an employee incentive to attract and retain quality employees and to encourage a sense of proprietorship in such persons. The Board now asks that you approve that Plan also. The Plan provides for the issuance of nontransferable options to purchase a total of 5,000,000 shares of the Corporation's $2.00 par value common stock to those employees of the Corporation and its subsidiaries selected by the Compensation Committee of the Board of Directors (the "Committee"). Each option shall have an option price equal to the fair market value of the stock on the date of issuance of the option. All employees (including directors who are employees) of the Corporation and its subsidiaries (approximately 2,800 persons) would be eligible to receive options.

If the shareholders approve the Plan, options under the Plan may be either incentive options or nonqualified options. An incentive option is one which meets the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Any option granted which does not meet such provisions shall be deemed a nonqualified option. The only limits on the number of shares for which options may be granted to any single employee under the Plan are that incentive options first exercisable by an employee in any one year under the Plan (and all other plans of the Corporation) may not exceed $100,000 in value (determined at the time of grant), and that no employee shall receive options on more than 300,000 shares over any three-year period. If the shareholders do not approve the Plan, all options granted under the Plan will be nonqualified options.

Except in cases of retirement or death of the option holder, the options may be exercised by the option holder only while in the employ of the Corporation or its subsidiaries and would become exercisable, in equal portions, on the first, second and third anniversaries of the date of grant. Early exercise of the options would be allowable, at the discretion of the Committee, in cases of regular retirement or retirement because of disability, and automatically in the case of death of the option holder (by the fiduciary of the deceased option holder's estate).

No options may be granted after August 20, 2008. All options granted shall expire no later than ten years from the date granted. Payment for exercised options shall be in cash, or in the case of nonqualified options only, may be through the transfer by the employee to the Corporation of free and clear shares of the common stock of the Corporation which shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares.

No taxable income for federal income tax purposes results from the exercise of an incentive stock option at the time of exercise. Any gain realized on the sale of incentive option stock is considered as long-term capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and at least two years after the grant of the option. The Corporation is not entitled to any deduction with respect to the grant or exercise of any incentive option.

Gain taxable as ordinary income to the optionee is generally deemed to be realized at the date of exercise of a nonqualified stock option, the gain on each share being the difference between the market price on the date of exercise and the option price. The amount is generally treated as a tax-deductible expense to the Corporation at the time of exercise.

The Board of Directors may amend the Plan to meet changes in law or for any other purpose which may be permitted by law, except that the total number of shares to be issued pursuant to the Plan may be changed only to reflect adjustments for stock splits, stock dividends or other relevant changes in capitalization.

On February 22, 1999, the last sale price of the Corporation's common stock as reported by Nasdaq was $35.875 per share.

In order to approve the Plan, a copy of which is attached as Exhibit A, a majority of the shares present or represented by proxy at the meeting and entitled to vote must be voted "FOR" the proposal.

                         INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Corporation's practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of Shareholders.

Representatives from Deloitte & Touche LLP, which served as the Corporation's independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

                             SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse the reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone.

                              SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals to be presented at the 1999 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 2000 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 1999.

                                 OTHER BUSINESS

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.



/s/ Theodore F. Elchynski

Theodore F. Elchynski
Secretary

March 1, 1999

EXHIBIT A

                        CINCINNATI FINANCIAL CORPORATION

                            STOCK OPTION PLAN NO. VI



         1. PURPOSE. Stock Option Plan No. VI (the "Plan") and the options authorized hereunder are intended as an employment incentive, to retain in the employ of Cincinnati Financial Corporation (hereinafter sometimes referred to as "CFC") and its subsidiaries (as defined in subsection 425(f) of the Internal Revenue Code of 1986, as amended), persons of training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of CFC and its subsidiaries.

         2. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of the common stock of CFC which may be issued under all options to be granted pursuant to this Plan shall not exceed 5,000,000 shares of common stock with the par value of $2.00 per share. Conditioned on approval by the shareholders of CFC, the options granted under this Plan may be Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) or non-qualified options (any option which is not an Incentive Stock Option).

         3. ADMINISTRATION OF PLAN. A Committee (or Subcommittee) of at least two disinterested, outside (as hereinafter defined) members of the Board of Directors of CFC, appointed by and serving at the pleasure of the Board of Directors (hereinafter called the "Committee") shall supervise the administration of the Plan. Any questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determinations shall be final and binding upon all persons. The Committee shall have the authority to grant Incentive Stock Options or nonqualified options to those employees it deems appropriate. Those options shall contain such terms as the Committee determines, subject to the limitations and requirements provided herein. For purposes of determining who may serve as a member of the Committee, "disinterested" shall mean a person who is not authorized to receive and who has not, during the one year prior to service on the Committee, been granted an option under the Plan or under any other stock option plan of CFC, and "outside" shall mean a director who is not a current or former employee or officer of the Company and who does not receive any "remuneration" as that term is defined in the regulations under Internal Revenue Code Section 162(m), in any capacity, other than as a director.

         4. ELIGIBILITY FOR OPTIONS. All full-time employees of CFC and its subsidiaries shall be eligible to receive options and the fact that an employee may be a director of CFC or of a subsidiary of CFC shall not disqualify an employee from participating in this Plan. No employee shall receive options on more than 300,000 shares over any three-year period.

         5. AMENDMENTS TO PLAN. For the purpose of meeting any changes in pertinent law or governmental regulations, or for any other purpose which at the time may be permitted by law, the Board of Directors, from time-to-time, may amend or revise the terms of this Plan and the Committee may amend or revise the terms of any outstanding option, retroactive to the date of granting of the Option, except that the number of shares to be issued shall not increase, other than to make appropriate adjustments in the number of shares that may be issued pursuant to the Plan, and appropriate adjustments in the number and price of shares covered by outstanding options hereunder, to give effect to any stock splits, or stock dividends, or other relevant changes in capitalization.

         6. TERMS OF OPTIONS. The option price per share for options granted hereunder shall be not less than 100% of the fair market value of the shares on the date said option was granted. The aggregate fair market value (at date of grant of the option) of the stock with respect to which Incentive Stock Options are first exercisable by any employee in any calendar year under this Plan and any other plans of CFC and its subsidiaries shall not exceed $100,000. All options granted hereunder shall expire not more than ten years from the date granted.

Except in cases of retirement or death of the option holder, options may not be exercisable earlier than as provided in the following schedule:

         (1) After the expiration of one year of continuous employment immediately following the date of grant, the Option shall be exercisable to the extent of one-third of the number of shares originally subject to the Option;

EXHIBIT A
(continued)

         (2) After the expiration of two years of continuous employment immediately following the date of the grant, the Option shall be exercisable to the extent of two-thirds of the number of shares originally subject to the Option, less the number of shares previously purchased pursuant to such Option; and

         (3) After the expiration of three years of continuous employment following the date of grant, the Option shall be exercisable in full.

         7. EXERCISE OF OPTIONS. In order for all or any portion of an option to be exercised, CFC must receive at its principal place of business written notice of such exercise properly executed by the employee, setting forth the number of shares in respect of which the option is being exercised. Said notice shall be accompanied by payment of the full option price of such shares, which payment shall be in cash, or in the case of non-qualified options only, may be through the transfer by the employee to CFC of free and clear shares of the common stock of CFC which shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. The effective date of the exercise of the option ("effective date of exercise") shall be the day the written notice of exercise is received by CFC for non-qualified options and 30 days after the date of receipt for Incentive Stock Options.

         Upon termination of employment of the employee prior to the effective date of exercise of an outstanding option, the unexercised portion of the option shall terminate unless such termination of employment is due to (i) retirement with the approval of CFC for disability or (ii) retirement due to attainment of retirement age (in either of which events the Committee shall have discretion to permit any unmatured installments of the options to be accelerated and the options shall thereupon be exercisable in full. The time within which the Company must receive the notice of exercise and payment shall be 90 days from the date of termination of employment unless the Committee, in its discretion, elects to grant a written extension of the time for receipt of notice and payment) or (iii) death of the employee (in which event the unmatured installments of the options shall be accelerated and the time within which the Company must receive the notice of exercise and payment shall be six months from the date of death). In any event, the effective date of the exercise of the option must be prior to the expiration thereof.

         In all other cases of termination of employment, when the employee ceases to be employed by CFC or a subsidiary of CFC, the option shall not be exercisable after the date upon which employment was terminated.

         Subject to the foregoing, each installment of an option shall be exercisable for the full amount or for any part thereof, including partial exercise from time to time. Options shall be exercisable only by the employee to whom granted, and shall not be assignable, except as provided in case of death.

         All shares purchased upon exercise of options shall be fully paid for at the time of purchase.

         8. SHARES ISSUED UPON EXERCISE OF OPTIONS. Either treasury shares or authorized but unissued shares may be issued upon exercise of options. CFC may (as permitted by law) acquire by purchase the shares which it will need to satisfy options, either at the time the options are exercised, or from time to time in advance, whenever the Board of Directors may deem such purchase advisable.

         9. IMPLIED AGREEMENT OF OPTIONEE. Every optionee shall be bound by the terms and restrictions of this Plan and the acceptance of an option shall constitute an agreement between the option holder hereunder and CFC and any successors in interest thereto. The grant of an option under the Plan shall not limit or otherwise qualify the right of the employer of the option holder to terminate the employment of the option holder at any time.

         10. SECURITIES LAWS. The Board of Directors and the Committee shall take all necessary and appropriate action to ensure that all options granted and all shares of stock issued pursuant to exercise of those options are granted and issued in compliance with all federal and state securities laws.

         11. EFFECTIVE DATE AND TERM OF PLAN. This Plan shall be effective as of August 21, 1998, and no options may be granted under the plan subsequent to August 20, 2008.

                                                               Account #

                                                               Number of Shares*


                                     PROXY
                        CINCINNATI FINANCIAL CORPORATION
                  P.O. BOX 145496, CINCINNATI, OHIO 45250-5496

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John J. Schiff, Jr., Theodore F. Elchynski, and James G. Miller, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 8, 1999, at the Annual Meeting of Shareholders to be held on April 3, 1999, or any adjournment thereof.

1. ELECTION OF DIRECTORS   [ ] FOR all nominees listed   [ ]  WITHHOLD AUTHORITY
                               below (except as               to vote for all
                               specified to the               nominees listed
                               contrary below)                below

James G. Miller, Thomas R. Schiff, Frank J. Schultheis and Larry R. Webb.

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

   -----------------------------------------------------------------------

2. Regarding the Proposal to approve the Cincinnati Financial Corporation Stock Option Plan No. VI.
   [ ] FOR the proposal        [ ] AGAINST the proposal       [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE CORPORATION'S STOCK OPTION PLAN NO. VI AND FOR ALL NOMINEES LISTED.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please, mark, sign, date, and return the proxy promptly using the enclosed envelope.

                                                                          , 1999
------------------------   --------------------------   ------------------
Signature                  Signature if held jointly    DATED

* Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.